Exhibit 3.7

CERTIFICATE OF FORMATION OF OCEAN RIG OPERATING PARTNERS GP LLC
Reg. No. 963043
AS A
LIMITED LIABILITY COMPANY

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY

The original of this Document was filed in accordance with section 9 of the Limited Liability Company Act on

NON RESIDENT

August 4, 2014

Deputy Registrar

CERTIFICATE OF FORMATION OF

OCEAN RIG OPERATING PARTNERS GP LLC

UNDER SECTION 9 OF THE LIMITED LIABILITY COMPANY ACT

The undersigned, Niki Fotiou, President and Secretary of Ocean Rig Operating Partners GP LLC, for the purpose of forming a Marshall Islands Limited Liability Company, hereby certifies:

1.	The name of the Limited Liability Company is Ocean Rig Operating Partners GP LLC (the “Company”).

2.	The registered address of the Company in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 4th day of August, 2014.

Niki Fotiou
President and Secretary